EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated January 30, 2004 relating to the financial statements and financial statement schedule of Tekelec, which appears in Tekelec’s Annual Report on Form 10-K for the year ended December 31, 2003.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California
June 30, 2004